Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company Announces Targeted Layoffs In Support Of 2012 Strategy

MINNEAPOLIS, Nov. 15, 2011—Capella Education Company (NASDAQ:CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, today announced a targeted workforce reduction in line with its 2012 strategy to extend its brand and increase learner success. Capella faculty will not be directly impacted by this change.

“We are transitioning to a new brand-driven marketing strategy which is less reliant on third party marketing efforts. This shift has left us with excess capacity in specific frontline areas and the need to recalibrate marketing skills to fit our new model,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “Additionally, as we moved through our planning process for 2012, we identified opportunities to increase organizational efficiency. Today’s actions will allow us to make key strategic investments going forward in both our brand strategy and learner success efforts.”

“The faculty and staff at Capella share a deep commitment to the success of our learners. While today’s actions are difficult, we would not take them if we did not believe they were in the best long-term interest of our ability to serve our learners,” Gilligan concluded.

The company expects to eliminate approximately 65 positions representing about 4% of its non-faculty workforce, resulting in a charge of about $1.4 million in the quarter ending Dec. 31, 2011, and an annualized cost savings of approximately $5.5 million.

Forward-Looking Statements

Certain information in this news release regarding Capella’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Capella’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 140 specializations. More than 35,000 learners were enrolled as of Sept. 30, 2011. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, please visit http://www.rdi.co.uk.

Capella Education Company is also an investor in an innovative startup company called Sophia (http://www.sophia.org)—a social teaching and learning platform that integrates education with technology.

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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